EXHIBIT 10.7

BONUS AGREEMENT

This Bonus Agreement (this “Agreement”) is entered into as of January 24, 2003 (the “Effective Date”), by and between Motive Communications, Inc., a Delaware corporation (the “Company”), and R. Logan Wray (“Executive”).

1.    Quarterly Bonuses.

(a)	In consideration for the performance by Executive of his duties for and on behalf of the Company, and in consideration for Executive’s agreement to terminate certain of his option rights as provided in Section 2 below, Executive shall be paid quarterly cash bonuses, in addition to his base salary and any other cash-based compensation to which Executive may be now or hereafter become entitled, in the amount of $125,000, commencing on March 15, 2003 and payable thereafter on the fifteenth day of the last month of each calendar quarter during the term of this Agreement. The quarterly bonuses payable hereunder shall not exceed $1,500,000 in the aggregate and shall be subject to withholding for all applicable taxes.

(b)	Should Executive at any time be indebted to the Company, or otherwise obligated to pay money to the Company for any reason, the Company, at its election, may offset amounts otherwise payable to Executive under this Agreement against any such indebtedness or amounts due from Executive to the Company.

2.    Termination of Option Rights.    Executive hereby irrevocably terminates, waives and relinquishes any rights he may have under the Option Documents (as hereinafter defined) to receive future grants of options to acquire shares of the Company’s common stock; provided, however, that such termination, waiver and relinquishment shall not be applicable to Executive’s rights to receive a future grant of options to acquire 50,000 shares of common stock of the Company in accordance with the Option Documents. As used herein, the term “Option Documents” means, collectively, (i) the Offer to Exchange Outstanding Options to Purchase Common Stock Under Motive Communications, Inc. 1997 Stock Option/Stock Issuance Plan (the “Offer to Exchange”), and (ii) the Letter of Transmittal, dated September 26, 2002, executed by Executive and delivered to the Company in response to the Offer to Exchange.

3.    Term and Termination.

(a)	Term. This Agreement is effective as of the Effective Date and shall continue in full force and effect until terminated in accordance with Section 3(b). The provisions of Section 2 hereof shall survive any termination of this Agreement.

(b)

Termination. This Agreement may be terminated at any time by the written agreement of the Company and Executive. In addition, this Agreement shall automatically and immediately terminate upon the earlier of (i) the close of business on the date as of which the Company shall have paid an aggregate of $1,500,000 of bonuses to Executive under Section 1 hereof, and (ii) the close of business on the date that Executive ceases to be employed by the Company as a result of Executive’s voluntary decision to terminate his employment with the Company or as a result of the death or permanent disability of Executive. For the avoidance of doubt, it is the intent of the parties that this Agreement, and the bonus payments under Section 1 above, continue until $1,500,000 has been paid hereunder notwithstanding any termination by the Company of Executive’s employment, whether with or without cause. Any termination by Executive of his employment with the Company following either (i) a material reduction in his duties and responsibilities or (ii) a material reduction in his compensation and benefits that is not at the same time being imposed on other similarly situated executives, shall not be considered a “voluntary decision” by Executive to terminate his employment with the Company, but shall instead be considered a constructive termination of Executive’s employment by the Company.

4.    Miscellaneous.

(a)	Entirety and Amendments. This Agreement constitutes the entire understanding and agreement between the parties concerning, and supersedes all prior agreements and understandings relating to, the subject matter hereof. This Agreement may be amended or modified only by a written instrument executed by Executive and the Company.

(b)	Governing Law. This Agreement and its interpretation, performance and enforcement shall be governed by the laws of the State of Texas, without regard to the conflicts of laws principles thereof.

(c)	Assignability; Binding Nature. This Agreement is binding upon the Company and Executive and their respective successors, heirs and assigns. The rights and obligations of the Company hereunder may be assigned by the Company to any entity that succeeds to all or substantially all of its assets through merger, consolidation, liquidation, acquisition of assets, or otherwise. The rights and obligations of Executive hereunder may not be transferred or assigned without the prior written consent of the Company, which consent may be withheld in the Company’s sole and absolute discretion.

(d)	Headings. The headings of Sections and subsections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

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EXECUTED as of the Effective Date set forth above by:

MOTIVE COMMUNICATIONS, INC.

By:	/s/ Scott Harmon

Scott Harmon, Chief Executive Officer

EXECUTIVE

/s/ R. Logan Wray

R. Logan Wray

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